Exhibit 3.17

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

MICHAEL FOODS OF DELAWARE, INC.

FORMERLY MICHAEL FOODS, INC.

We, the undersigned, Gregg A. Ostrander and Jeffrey M. Shapiro, respectively the president and secretary of Michael Foods of Delaware, Inc., a corporation subject to the provisions of the Delaware General Corporation Law, do hereby certify that in accordance with Sections 242 and 245 of the Delaware General Corporation Law, the original certificate of incorporation of Michael Foods, Inc. filed on March 3, 1987 has been amended and restated in its entirety as follows:

ARTICLE 1.

NAME

The name of the corporation is Michael Foods of Delaware, Inc.

ARTICLE 2.

REGISTERED OFFICE

The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE 3.

PURPOSE

The nature of the business to be conducted or promoted and the purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Laws of Delaware.

ARTICLE 4.

CAPITAL STOCK

The total number of shares of stock which this corporation shall have authority to issue is 3,000, all of which shall be common stock, having a par value of $1.00 per share. Except as may be otherwise required by law or by the Certificate of Incorporation, each holder of common stock shall have one (1) vote in respect of each share of common stock held by him on all matters voted upon by the stockholders.

ARTICLE 5.

DIRECTORS

The number of directors of the corporation shall not be less than two (2) and shall be fixed by, or in the manner provided in, the Bylaws of the corporation. Directors need not be stockholders of the corporation. Directors shall be elected for a term of one (1) year and until their successors are elected and qualified. If any vacancy occurs in the board of directors, the remaining directors by affirmative vote of a majority thereof shall elect a director to fill such vacancy until the next annual meeting of stockholders.

The Board of Directors shall have all of the powers granted to them by the Delaware General Corporation Law.

ARTICLE 6.

INDEMNIFICATION

The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the corporation) to the full extent permitted by the Delaware General Corporation Law. In addition, no director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

IN WITNESS WHEREOF we have subscribed our names this 21st day of May, 1997.

/s/ Gregg A. Ostrander
GREGG A. OSTRANDER, President

/s/ Jeffrey M. Shapiro
JEFFREY M. SHAPIRO, Secretary